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                   CONSENT OF INDEPENDENT ACCOUNTANTS
                               ----------

We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to the Registration Statement of Northstar Government Securities Fund on Form N-1A (File No. 33-848) of our report dated February 12, 1998, on our audit of the financial statements and financial highlights of Northstar Government Securities Fund, which report is included in the Annual Report to Shareholders of the Northstar Funds for the year ended December 31, 1997, which is also incorporated by reference in this Post-Effective Amendment to the Registration
Statement.

We also consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and under the captions "Other Information" and "Financial Statements in the Statement of Additional Information.

COOPERS & LYBRAND L.L.P.

New York, New York
February 25, 1998